Exhibit 10.4

employment AGREEMENT PURSUANT TO SECTION 7:610 (et seq.) of the Dutch Civil Code (DCC)
[July 15, 2017]

(1)

uniQure biopharma B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with registered office at Amsterdam and principal place of business at Paasheuvelweg 25a, (1105 BP) Amsterdam (the Employer); and

(2)	Christian Klemt born on October 8, 1972, residing at the address Heemsteedse Dreef 275 at (2102 KJ) Heemstede (the Employee).

The Employer and the Employee are hereinafter referred to jointly as Parties and individually as Party.

Whereas the Parties entered into an employment agreement effective September 1, 2015 by which the Employee assumed the responsibilities of Global Controller (“Initial Agreement”);

Whereas terms and condition of the Initial Agreement do no longer reflect the actual situation;

Whereas the Parties desire to replace the Initial Agreement by this employment agreement (“the Agreement”)

and therefore:

IT IS AGREED AS FOLLOWS:

1	Commencement date Agreement and Position
1.1

Effective July 15, 2017, the Initial Agreement will be replaced by this Agreement by which the Employee will perform the position of Chief Accounting Officer, Job grade 17, and undertakes to perform all the activities that can reasonably be assigned to him by or on behalf of the Employer and which are related to the Employer’s business, to the best of his ability and in doing so, will comply with the instructions given to him by or on behalf of the Employer.

1.2

The Employer shall be entitled to assign other duties than the usual activities of the Employee, or to alter the position of the Employee if in the opinion of the Employer in reasonableness the business circumstances so require.

1.3

When the Agreement is entered into, the work will be performed at the office of the Employer at Paasheuvelweg 25a (1105 BP) Amsterdam. The Employer reserves the right to change the location where the work is performed after consultation with the Employee.

1.4	The normal working hours are 40 hours per week (1,0 FTE). The working hours are normally 8,0 hours a day and a 30 minutes lunch break.
2	Term and Termination Agreement
2.1	The Agreement has been entered into for an indefinite period of time.

2.2	The Agreement will in any event, without notice being required, terminate as of the first day of the month following the date the Employee reaches the State pension age (AOW-gerechtigde leeftijd).
2.3	The Agreement can be terminated by each of the Parties with due observance of the statutory notice period of 4 months for the Employer and 2 months for the Employee.
2.4

If the Agreement is terminated on the initiative of Employer, other than in the case of summary dismissal as referred to in article 7:677 of the Dutch Civil Code, long-term illness (article 7:669 section 3 under b Dutch Civil Code) or severely culpable acts or omissions by Employee as referred to in article 7:669 section 3 under e Dutch Civil Code, Employer shall grant the Employee severance pay equal to 100% of the annual base salary excluding 8 % holiday allowance (hereinafter: ‘Severance pay’) subject to deductions that are authorized by Employee and/or required by applicable laws and regulations. If and insofar Employee is entitled to the transition payment as referred to in article 7:673 of the Dutch Civil Code, this transition payment shall be deemed to be factored into the Severance pay. In the event of a termination under this clause the Employer shall provide 4 months’ notice to the Employee. The Employer, in its sole discretion, may choose to put the Employee on garden leave at any time during the notice period. Garden leave will be considered equal to continuation of full time employment, but the Employee will be released from his working duties. In the event that the Employee is placed on garden leave, the amount of the severance pay under this clause 2.4 will be reduced by an amount equivalent to the salary during the Employee’s garden leave.

Change of Control

2.5

Change of Control will be defined as follows: "A situation in which more than 50% of the shares in the Employer will be acquired by a third party, and as a result whereof, the Employer becomes part of another group of companies, whether or not with the view of terminating the stock exchange listing of the Employer."

2.6

In the event of a proposed Change of Control, the conditions as stated in Clause 2.7. through 2.11 of the Agreement shall apply instead of the provisions in Clause 2.4, provided  that  the  Employee is actively working  and performing services for the Employer throughout the full process leading up to the actual Change of Control ("the Closing Date").

2.7

The Employer cannot give notice of termination for reasons related to the Change of Control earlier than two months before the expected Closing Date and provided that the proposed Change of Control has been duly announced by means of a press release.

2.8

In case the Employer gives notice of termination for reasons related to the Change of Control, a notice period for the Employer of 12 months applies instead of the notice period of four months as mentioned in Clause 2.3 of the Agreement. The 12 months’ notice period starts from the moment notice has been given. During the notice period the Employee is entitled to   full   salary and all other terms and conditions of employment will continue to apply, including blackout periods (no share trading).

2.9

Upon the Employee's written request the entitlement, as referred to in the last sentence of Clause 2.8. of this Agreement, can be converted to an one-time cash payout. This cash payout consists of the equivalent of the full salary the Employee is entitled to, excluding other terms and conditions, for the remaining part of the notice period. The Employee can file such a request anytime throughout the notice period. At the time of such payout, the employment will be deemed terminated. If and insofar Employee is entitled to the transition payment as referred to in article 7:673 of the Dutch Civil Code, this transition payment shall be deemed to be factored into the cash payout.

2.10

During the notice period the Employer may choose to put the Employee on garden leave. Garden leave will be considered equal to continuation of full time employment, but the Employee will be released from his working duties. The Employee can be called for work during his garden leave without any extra compensation.

2.11

Clauses 2.5 through 2.11. of this Agreement are conditional upon fully performed employment by the Employee throughout the process of Change of Control until  the Closing Date. Clauses 2.11. and 2.8. are not  applicable  if (i) the Employee gives notice prior  to  the Closing date, (ii) the  Employee has not  fully  performed  his duties  in the period prior to the Closing date, and/or (iii) the Employee is offered employment by the acquiring entity (i.e. the new shareholder) or one of the group entities of the new shareholder,  provided  that  the  employment  terms  and  conditions  offered  by  the acquiring entity  are at least equal to the terms and conditions of the Agreement, the Employee performs his services at the same location  and the Employee remains employed by the new shareholder for at least 18 months after the Closing Date (not including the notice period).

3	Salary and holiday allowance
3.1

The Employee’s annual salary will be EUR ~~200.000,00~~ gross, including 8% holiday allowance on the basis of a fulltime employment. The salary, excluding the holiday allowance, shall be paid in 12 equal instalments ultimately by the end of each calendar month. The Employee will work on a fulltime basis, 1,0 FTE and therefore the actual monthly salary is EUR 15.432,10. In case of part time employment, all earnings will be pro-rated.

3.2

Once per year, in the month May, the Employer shall pay to the Employee the holiday allowance of 8% of the annual gross salary earned with the Employer in the preceding calendar year. If the Agreement commences and/or terminates during the calendar year, and/ or the Employee works on a part-time basis, the holiday allowance will be paid out pro rata.

3.3

~~The Employee shall be eligible to a bonus payment amounting to a maximum of~~ 35~~% of his annual gross salary. The Employee’s eligibility to a bonus payments shall be dependent on the company guidelines and discretionary to the Management Board.~~

3.4	~~In July 2017 the Employee will be paid a spot on bonus of EUR 20.000,00 gross as appreciation for duties performed in the past 9 months.~~
3.5

~~Bonus payments, if any, are ultimately made in the month following the month in which the annual accounts of the Employer were adopted by the meeting of the shareholders. Bonus payments, if any, will not be taken into account for the calculation of any possible severance payment upon termination of the Agreement. Employee needs to be in service on date of bonus pay out.~~

4	Overtime

The Employee undertakes to work overtime at the request of the Employer. The Employer does not pay any compensation for overtime.

5	Expenses
5.1	The costs for travelling from home to office shall be compensated in accordance with the company policy.
5.2

To the extent that the Employer has given prior approval for business travels, the Employer shall reimburse reasonable travel and accommodation expenses relating to such business travel incurred by the Employee in the performance of his duties upon submission of all the relevant invoices and vouchers within 30 days following completion of the business travel.

6	Holidays
6.1	The Employee is entitled to 30 business days holiday per year or a pro rata portion thereof if the Agreement commences and/or terminates during the calendar year and/ or the Employee works part-time.
6.2	The statutory holiday days (20 days of the 30 per year on full time employment) shall be forfeited after 6 months after the end of the year in which the holiday days were accrued.
6.3	The Employer shall determine the commencement and the end of the holiday in consultation with the Employee. The Employee shall take his holidays in the period that the activities best allow this.
7	Illness

In the event of illness in the sense of section 7:629 Dutch Civil Code, the Employee must report sick to the Employer as soon as possible, but no later than 9 a.m. on the first day of illness. The Employee undertakes to comply with the rules related to reporting and inspection in the case of illness, as adopted from time to time by the Employer.

8	Insurance

The Employer will comply with the obligations under the Dutch Health Care Insurance Act.

9	Pension

The Employee shall be entitled to participate in the pension scheme of the Employer following company guidelines.

10	Confidentiality obligation
10.1

Both during the term of the Agreement and after the Agreement has been terminated for any reason whatsoever, the Employee shall not make any statements in any way whatsoever to anyone whomsoever (including other personnel of the Employer, unless these should be informed of anything in connection with the work they perform for the Employer), regarding matters, activities and interests of a confidential nature related to the business of the Employer and/or the Employer’s affiliates, of which the Employee became aware within the scope of his work for the Employer and the confidential nature of which he is or should be aware. This includes, inter alia, information about the Employer’s products, processes and services, including but not limited to, information relating to research, development, inventions, manufacture, purchasing, engineering, marketing, merchandising and selling.

10.2

For all oral and written publications by the Employee, which can or could harm the interests of the Employer, prior approval from the Employer has to be obtained. This approval shall only be refused on sincere grounds based on those interests.

10.3	All information exchanged via the Employer’s email system is considered to be company’s proprietary information and should be taken care of accordingly.
11	Documents

The Employee is prohibited from in any way having documents and/or correspondence and/or other information carriers and/or copies thereof in his possession that belong to the Employer and/or to the Employer’s affiliates, with the exception of the extent to which and as long as required for the performance of his activities for the Employer. In any event, the Employee is required, even without any request being made to that end, to return such documents and/or correspondence and/or other information carriers and/or copies thereof to the Employer immediately upon the end of the Agreement, or in the event the Employee is on non-active duty for any reason whatsoever.

12	Ban on ancillary jobs

During the term of the Agreement, without the prior written consent of the Employer, the Employee shall not accept any paid work or time-consuming unpaid work at or for third parties and will refrain from doing business for his own account.

13	Non-competition and business relationship clause
13.1

Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer, the Employee shall not be engaged or involved or have any share in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in any enterprise which conducts activities in a field similar to or otherwise competing with that of the Employer and/or the Employer’s affiliates, nor act, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, as an intermediary in relation to such activities.

13.2

Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer, the Employee shall not perform or have performed professional services in connection with any product or research or development or commercialization that competes with products, or research or development or commercialization of Employer, directly or indirectly, whether on his own behalf or for third parties, nor enter into contact, in that respect, directly or indirectly, whether on his own behalf or for third parties, with clients and/or relations of the Employer and/or the Employer’s affiliates and/or purchasers of products and/or services of the Employer and/or the Employer's affiliates.

13.3

Clients and/or relations of the Employer and/or the Employer’s affiliates such as set out in article 13.2 of this Agreement shall in all events mean relations of the Employer and/or the Employer’s affiliates with which the Employer has or has had (business) contact in any manner whatsoever throughout the course of, or otherwise prior to the termination of, the Agreement.

13.4	Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer,

the Employee shall refrain from becoming engaged or involved in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in actively enticing away, taking (or causing to have taken) into employment, nor make use of, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, the type of work of employees or persons who in a period of one year prior to the termination of the Agreement of the Employee are or have been in the employment of the Employer and/or the Employer’s affiliates.

13.5

Employee acknowledges and agrees to the adhere to this clause as the Employer has a serious business interest in binding the Employee to the non-competition and business relationship clause, due to the fact that (i) within the organization of the Employer competition-sensitive information as well as confidential information related to the Employer and its clients and relations, such as but not limited to products, or research or development or commercialization of Employer (“Sensitive Business Information”) are available and (ii) in the position of ~~Chief Accounting Officer~~ the Employee has access to this Sensitive Business Information and/or will become aware of this Sensitive Business Information and/or will maintain (commercial) contacts with clients, suppliers, competitors etc. Given the aforesaid considerations (i) and (ii) in this clause, combined with the education and capacities of the Employee, the Employer has a well-founded fear that its business interest will be harmed substantially if the Employee performs competing activities as set forth in clauses 13.1 up to and including 13.5 of the Agreement within a period of 12 months after termination of the Agreement.

14	Intellectual and industrial property
14.1

The Employer is or will be considered to be, to the fullest extent allowed by law, the maker/producer/designer/breeder of all that which is made, created, improved, produced, designed, invented or discovered by the Employee during the course of this Agreement (the Works).

14.2

The Employee is obliged to fully and comprehensibly disclose all Works to the Employer in writing immediately after they are created or after the creation becomes known to the Employee, and in any case at the request of the Employer.

14.3	The Employee hereby transfers and assigns all his rights to and in connection with the Works to the Employer in advance.
14.4

The Employee is obliged, at first request of the Employer, to transfer and assign to the Employer all rights to and in connection with the Works that do not belong to the Employer by operation of law (van rechtswege), and that are not transferred to the Employer pursuant to article 14.3 of this Agreement. This concerns all rights, anywhere in the world, to and arising from or in connection with the Works. This obligation of the Employee remains in force even after the end of this Agreement.

14.5

The Employee agrees to perform, to the extent necessary and/or at the request of the Employer, such further acts as may be necessary or desirable to apply for, obtain and/or maintain protection for the Works, inter alia by means of the establishment of intellectual and industrial property rights. The Employee hereby grants permission and power of attorney to the Employer to the extent necessary to carry out every required act on behalf of the Employee to obtain protection for the Works, or to transfer the Works and any rights relating thereto, to the Employer. The Employer will compensate the reasonable costs made in respect hereof, in so far as the payment that the Employee receives pursuant to article 3.1 of this Agreement cannot be considered as compensation for such costs. This obligation of the Employee remains in force even after the end of the Agreement.

14.6

The Employee acknowledges that the payment ex article 3.1 of this Agreement includes a reasonable compensation for any possible deprivation of any intellectual and industrial property rights. To the extent legally possible, the Employee hereby waives his right to any additional compensation with respect to the Works.

15	Gifts

In connection with the performance of his duties, the Employee is prohibited from accepting or stipulating, either directly or indirectly, any commission, reimbursement or payment, in whatever form, or gifts from third parties. The foregoing does not apply to standard promotional gifts having little monetary value.

16	Penalty clause

In the event the Employee acts in violation of any of the obligations under the articles 10 through 15 of this Agreement, the Employee shall, contrary to section 7:650 paragraphs 3, 4 and 5 Dutch Civil Code, without notice of default being required, forfeit to the Employer for each such violation, a penalty in the amount of EUR 10.000,00 as well as a penalty of EUR 1.000,00 for each day such violation has taken place and continues. Alternatively, the Employer will be entitled to claim full damages.

17	Transfer of an undertaking

The Employee shall remain under the obligation to adhere the set out in the articles 10 through 16 of this Agreement vis-à-vis the Employer, if the enterprise of the Employer or a part thereof is transferred to a third party within the meaning of section 7:662 and onwards Dutch Civil Code and this Agreement terminates before or at the time of such transfer, whereas in the event of continuation of the Agreement the Employee would have entered the employment of the acquirer by operation of law.

18	Other arrangements

Subject to the provisions in this Agreement, the arrangements related to employment conditions adopted by the Employer from time to time, as laid down in the Employee Handbook are applicable. A copy of these arrangements has been provided to the Employee. By signing this agreement, the Employee acknowledges to have received and understood the Employee Handbook and the Insider Trading Policy.

19	Employment costs regulation

The conditions of employment costs regulation determined by the Employer apply. In this context, the Employer reserves the right at its sole discretion to modify certain fringe benefits, without any compensation in return.

20	Amendment clause
20.1

The Employer reserves the right to unilaterally amend the Agreement and the arrangements referred to in article 18 of this Agreement if it has such a serious interest in that respect entailing that the interests of the Employee must yield to that in accordance with standards of reasonableness and fairness.

20.2	The Employer reserves the right to unilaterally amend the Agreement and the arrangements referred to in article 18 of this Agreement in the event of a relevant amendment of the law.
21	Applicable law, no collective labour agreement
21.1	This Agreement is governed by Dutch law.
21.2	The Agreement is not subject to any collective labour agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement

uniQure biopharma B.V.		uniQure biopharma B.V.

/s/ Matthew Kapusta
By:	Matthew Kapusta	By:
Title:	CEO	Title:

Employee

/s/ Christian Klemt
By: Christian Klemt